BANTERRA CORP TO ACQUIRE
                 HEARTLAND BANCSHARES


                                   For More Information Contact:

                                           Heartland Bancshares:
                    Randall Youngblood, Chairman (618) 988-1665
                        Roger Hileman, President (618) 942-7373


     HERRIN, ILLINOIS, December 24, 1998 .... Heartland
Bancshares, Inc. (NASDAQ Bulletin Board:HLAG), the holding company for Heartland National Bank, Herrin, Illinois, announced today that it has signed a definitive agreement under which Banterra Corp., Eldorado, Illinois will acquire Heartland Bancshares for $15.75 in cash per share of common stock, or approximately $13 million. As part of the agreement, Heartland Bancshares has agreed not to pay any future dividends.

     Heartland Bancshares, Inc. is an Illinois-chartered, single-bank holding company with assets of $63 million, deposits of $51 million and two full-service offices in Herrin and Carterville, Illinois. Upon completion of the acquisition, Banterra Corp.'s assets will increase to $608 million and total deposits will increase to $536 million. Banterra Corp.'s subsidiaries include Banterra Bank and Banterra Insurance Services, Inc., with 16 banking offices serving Central and Southern Illinois and Western Kentucky. It is expected that Heartland National Bank's two branches will become branches of Banterra Bank.

     Roger O. Hileman, President and CEO of Heartland
Bancshares stated "Shareholders, customers and employees of Heartland Bancshares will greatly benefit from this transaction. I am excited that we will join Banterra's banking network. In an era of mega-bank consolidations, we believe that a combination with a strong, independent, community-focused institution will enhance customer service, while providing excellent value to our shareholders.

     The proposed acquisition is subject to the approval of the shareholders of Heartland Bancshares and federal and state bank regulatory authorities, as well as other customary conditions. Subject to all necessary approvals, the transaction is expected to be completed in the Spring of 1999.

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